UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2007
HARRIS STRATEX NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33278	20-5961564

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Address of principal executive offices: 637 Davis Drive, Morrisville, NC 27560
Registrant’s telephone number, including area code: (919) 767- 3250
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 14, 2007, the Board of Directors of Harris Stratex Networks, Inc. (the “Company”) approved the terms of its 2008 Annual Incentive Plan (the “Plan”). The Plan will provide, among other things, that if certain performance criteria are achieved or exceeded, including revenue and operating income with measures weighted 60% and 40%, respectively, certain executives will be entitled to receive cash awards, up to a maximum of $1,100,000 in the aggregate to all of such executives for fiscal 2008.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 14, 2007, the Board of Directors of the Company approved an amendment to Article II, Section 4 of the Company’s bylaws to permit the Company to make available the list of stockholders at least ten days prior to shareholder meetings either at the place where the meeting will be held or electronically on a reasonably accessible network, and approved an amendment to Article VI, Section 1 of the Company’s bylaws to authorize direct registration of shares of common stock without issuance of a share certificate as mandated by NASDAQ rules to become effective January 1, 2008.
The complete text of the amended and restated bylaws as of August 14, 2007 is included in Exhibit 3.2 to this report.
Item 7.01. Regulation FD Disclosure.
The 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) will be held on November 14, 2007 at the Company’s offices located at 120 Rose Orchard Way, San Jose, California commencing at 2:30 p.m., local time. Stockholders of record as of September 21, 2007 shall be entitled to vote at such Annual Meeting.
The information in this Item 7.01 is intended to be furnished pursuant to Regulation FD (17 CFR 243.100-243.103) and shall not be deemed to be filed for purposes of the Securities Exchange Act of 1934.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
     The following exhibit is furnished herewith:

3.2	Amended and Restated Bylaws of Harris Stratex Networks, Inc.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS STRATEX NETWORKS, INC.
By:	/s/ Juan Otero
	Name:	Juan Otero
	Title:	General Counsel and Secretary

     Date: August 20, 2007

EXHIBIT INDEX

Exhibit No.
Under
Regulation S-K,
Item 601	Description
3.2	Amended and Restated Bylaws of Harris Stratex Networks, Inc.